Exhibit 99.1

Daseke Doubles First Quarter 2018 Revenue, Reporting Record Results

Addison,  Texas –  May 8,  2018  –  Daseke, Inc. (NASDAQ: DSKE) (NASDAQ: DSKEW), the largest owner of flatbed and specialized transportation and logistics solutions in North America,  today reported financial results for the first quarter ended March 31,  2018.

First Quarter 2018  Highlights vs. Same Year-Ago Quarter

•	Revenue increased 104% to $327.6 million.
•	Flatbed Solutions revenue up 78% to $145.0 million; Specialized Solutions revenue up 129% to $184.9 million[1].
•	Net loss improved significantly to $(0.8) million, or $(0.04) per share, compared to a net loss of $(7.7) million, or $(0.32) per share.
•	Adjusted EBITDA increased 100% to $35.2 million.

Management Commentary

“The first quarter of 2018 marks our one-year anniversary of being public,” said Don Daseke, chairman and CEO. “Since becoming public, we have more than doubled our revenue, doubled our Adjusted EBITDA and acquired seven companies of scale.  These results follow our clear strategy of building the premier flatbed and specialized logistics provider.

“We began 2018 on a strong note with 10% revenue growth in both our specialized and flatbed segments on an Acquisition Adjusted2 basis. This was driven by favorable year-over-year rate increases in each segment, along with 11% growth in Specialized revenue per truck due to increased revenue synergies in several key markets.

“We expect to carry this momentum throughout 2018 by executing on our well-defined strategic priorities. This begins with a focus on organic growth via appropriate operations consolidation and an emphasis on increasing rates while controlling costs. We also remain committed to a focused M&A strategy and our pipeline remains robust. Our recent agreement to acquire Aveda Transportation and Energy Services, a fast-growing, value-additive business in a niche market, is a testament to the quality of our pipeline and our scalable platform.”

First Quarter 2018  Financial Results

Revenue in the first quarter of 2018 increased 104% to $327.6 million compared to $160.4 million in the year-ago quarter. The increase was driven by the acquisition of seven operating companies of scale during 2017. Excluding the acquisitions, revenues increased 10% largely due to an improvement in rates in both the Flatbed and Specialized segments.

Net loss in the first quarter of 2018 improved significantly to $(0.8) million, or $(0.04) per share, compared to a net loss of $(7.7) million, or $(0.32) per share, in the first quarter of 2017 and compared to Acquisition Adjusted net loss in the first quarter of 2017 of $(3.1) million.

1   Net of eliminations, Flatbed Solutions revenue was $144.2 million and Specialized Solutions revenue was $183.4 million.

2   See Non-GAAP Measures for more information regarding Acquisition Adjusted measures.

Adjusted EBITDA (a non-GAAP term defined below) increased 100% to $35.2 million compared to $17.6 million in the first quarter of 2017 and compared to Acquisition Adjusted EBITDA in the first quarter of 2017 of $31.4  million.  Both the significant improvements in net loss and Adjusted EBITDA was primarily driven by the aforementioned acquisitions.

Segment Results

Flatbed Solutions - Flatbed Solutions revenue in the first quarter of 2018 increased 78% to $145.0 million1 compared to $81.3 million in the year-ago quarter. This was driven by the acquisition of TSH & Co. on December 1, 2017, as well as a  6% increase in flatbed rate per mile and 3% growth in revenue per truck.  Excluding the impact of the acquisition, rates were up 10% compared to the year-ago quarter. Operating income was $7.0 million, up 80% from $3.9 million in the first quarter of 2017.

Specialized Solutions - Specialized Solutions revenue in the first quarter of 2018 increased 129% to $184.9 million1 compared to $80.7 million in the year-ago quarter. The increase was driven by six specialized acquisitions of scale since the first quarter of 2017, as well as a  5% increase in specialized rate per mile and 10% growth in revenue per truck.  Excluding the impact of the acquisitions, rates were up 8% compared to the year-ago quarter. Operating income was $5.1 million, up 411% from $1.0 million in the first quarter of 2017.

2018 Outlook

On Daseke’s fourth quarter 2017 earnings call, it introduced its 2018 outlook, expecting to grow revenue to approximately $1.35 billion compared to $846.3 million in 2017, and Adjusted EBITDA to approximately $150 million compared to $91.6 million in 2017. Replacement capital expenditures in 2018 are expected to be approximately $65 million with $20-$40 million in growth capital expenditures. While the Company reported a strong first quarter, Daseke plans to update its full-year outlook on the second quarter call, which will reflect the anticipated June closing of Aveda.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its first quarter 2018 results.

Date: Tuesday, May 8, 2018

Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)

Toll-free dial-in number: (855) 242-9918

International dial-in number: (414) 238-9803

Conference ID: 4094276

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at investor.daseke.com.

A replay of the conference call will be available after 2:00 p.m. Eastern time on the same day through May 22, 2018.

Toll-free replay number: (855) 859-2056

International replay number: (404) 537-3406

Replay ID: 4094276

About Daseke, Inc.

Daseke, Inc. is a leading consolidator and the largest owner of flatbed and specialized transportation and logistics capacity in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, more than 5,200 tractors, more than 11,000 flatbed and specialized trailers, and million-plus square feet of industrial warehousing space. Daseke is uniquely positioned as the largest carrier, yet has only a small percent market share, of the highly fragmented flatbed and specialized transportation market. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted, revenue, net loss and EBITDA (Acquisition Adjusted Measures). Other companies in Daseke’s industry may define these non-GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non-GAAP measures to compare the performance of those companies to Daseke’s performance. Daseke’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP and instead relies primarily on Daseke’s GAAP results and uses non-GAAP measures supplementally.

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) stock-based compensation, (vi) non-cash impairments, and (vii) expenses related to the business combination that was consummated in February 2017 and related transactions. Daseke defines Adjusted EBITDAR as Adjusted EBITDA plus tractor operating lease charges, and free cash flow as Adjusted EBITDA less net capital expenditures (capital expenditures less proceeds from equipment sales). Daseke defines Acquisition Adjusted as (a) our actual revenue, net loss or Adjusted EBITDA, as applicable, for the applicable measurement period and (b)the actual revenue, net loss or Adjusted EBITDA, as applicable, of each company acquired in 2017 for the period beginning January 1, 2017 and ending on its acquisition date, based on the company’s internal financial statements for the period prior to Daseke’s acquisition.  These adjusted amounts (i) have not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information, (ii) do not reflect any pro forma adjustments, (iii) are presented for informational purposes only, (iv) are not necessarily indicative of what our result of operations would have been had such acquisitions been completed on January 1, 2017, and (v) do not purport to project our future operating results.

Daseke’s board of directors and executive management team use Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted Measures as key measures of its performance and for business planning. Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted Measures assist them in comparing Daseke’s operating performance over various reporting periods on a consistent basis because they remove from Daseke’s operating results the impact of items that, in their opinion, do not reflect Daseke’s core operating performance. Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures also allows Daseke to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ financing method or capital structure.

Adjusted EBITDAR is used to view operating results before lease charges as these charges can vary widely among trucking companies due to differences in the way that trucking companies finance their fleet acquisitions. Daseke’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its management for that purpose.

Daseke believes its presentation of Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures is useful because they provide investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating performance. However, Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures are not substitutes for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures. Certain items excluded from Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted Measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted Measures should not be considered measures of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke’s board of directors and executive management team use free cash flow to assess the Company’s performance and ability to fund operations and make additional investments. Free cash flow represents the cash that its business generates from operations, before taking into account cash movements that are nonoperational. Daseke believes its presentation of free cash flow is useful because it is one of several indicators of Daseke’s ability to service debt, make investments and/or return capital to its stockholders. Daseke also believes that free cash flow is one of several benchmarks used by investors and industry analysts for comparison of performance in its industry, although Daseke’s measure of free cash flow may not be directly comparable to similar measures reported by other companies. Furthermore, free cash flow is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as free cash flow. Accordingly, free cash flow should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke defines adjusted operating ratio as (a) total operating expenses (i) less fuel surcharges, acquisition related transaction expenses, non-cash impairment charges and withdrawn initial public offering-related expenses and (ii) further adjusted for the net impact of the step-up in basis resulting from acquisitions (such as increased depreciation and amortization expense), as a percentage of (b) total revenue excluding fuel surcharge revenue.

Daseke’s board of directors and executive management team view adjusted operating ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of Daseke’s performance. Daseke believes fuel surcharge is often volatile and eliminating the impact of this source of revenue (by eliminating fuel surcharge from revenue and by netting fuel surcharge against fuel expense) affords a more consistent basis for comparing its results of operations between periods. Daseke also believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, non-cash impairments and withdrawn initial public offering-related expenses enhances the comparability of its performance between periods.

Daseke believes its presentation of adjusted operating ratio is useful because it provides investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating profitability. However, adjusted operating ratio is not a substitute for, or more meaningful than, operating ratio, operating margin or any other measure derived solely from GAAP measures, and there are limitations to using non-GAAP measures such as adjusted operating ratio. You can find the reconciliation of these non-GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non-GAAP Measures tables below. We have not reconciled non-GAAP forward looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, general economic risks (such as downturns in customers’ business cycles and disruptions in capital and credit markets), driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to recognize the anticipated benefits of recent acquisitions, and the Aveda transaction, if consummated, our ability to identify and execute future acquisitions successfully, our ability to consummate the Aveda transaction, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, our ability to generate sufficient cash to service all of our indebtedness, restrictions in our existing and future debt agreements, increases in interest rates, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see our filings with the Securities and Exchange Commission , available at www.sec.gov, including our Annual Report on Form 10-K for the year ended December 31, 2017, particularly the section “Risk Factors”.

Investor Relations:

Liolios Group

Cody Slach or Sean Mansouri

Tel 1-949-574-3860

DSKE@liolios.com

Daseke, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	March 31	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$182,698	$90,679
Accounts receivable, net	143,402	127,368
Drivers’ advances and other receivables	5,188	4,792
Current portion of net investment in sales-type leases	11,158	10,979
Parts supplies	4,873	4,653
Income tax receivable	83	91
Prepaid and other current assets	31,309	28,149
Total current assets	378,711	266,711
Property and equipment, net	406,997	429,639
Intangible assets, net	91,110	93,120
Goodwill	302,539	302,702
Other long-term assets	31,037	33,496
Total assets	1,210,394	1,125,668
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	14,316	12,488
Accrued expenses and other liabilities	29,963	25,876
Accrued payroll, benefits and related taxes	13,865	14,004
Accrued insurance and claims	12,732	12,644
Current portion of long-term debt	43,625	43,056
Total current liabilities	114,501	108,068
Line of credit	7,220	4,561
Long-term debt, net of current portion	563,183	569,740
Deferred tax liabilities	89,702	90,434
Other long-term liabilities	1,407	1,632
Total liabilities	776,013	774,435
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65,000 at March 31, 2018 and December 31, 2017	65,000	65,000
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 57,262,288 and 48,712,288 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	6	5
Additional paid-in-capital	363,434	277,931
Retained earnings	5,302	7,338
Accumulated other comprehensive income	639	959
Total stockholders’ equity	434,381	351,233
Total liabilities and stockholders’ equity	$1,210,394	$1,125,668

Daseke, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Revenues:
Freight	$240,071	$125,555
Brokerage	46,139	20,869
Logistics	10,717	—
Fuel surcharge	30,654	14,010
Total revenue	327,581	160,434

Operating expenses:
Salaries, wages and employee benefits	82,344	50,121
Fuel	33,376	19,223
Operations and maintenance	34,563	23,224
Communications	699	404
Purchased freight	117,724	37,586
Administrative expenses	12,137	7,378
Sales and marketing	636	383
Taxes and licenses	3,694	2,281
Insurance and claims	9,184	4,123
Acquisition-related transaction expenses	440	445
Depreciation and amortization	25,182	16,315
Gain on disposition of revenue property and equipment	(155)	(200)
Total operating expenses	319,824	161,283
Income (loss) from operations	7,757	(849)

Other expense (income):
Interest income	(442)	(4)
Interest expense	10,337	5,896
Write-off of unamortized deferred financing fees	—	3,883
Other	(959)	(108)
Total other expense	8,936	9,667

Loss before benefit for income taxes	(1,179)	(10,516)
Benefit for income taxes	(382)	(2,770)
Net loss	(797)	(7,746)

Other comprehensive loss:
Unrealized income on interest rate swaps	—	52
Foreign currency translation adjustments, net of $173 tax expense	(320)	—
Comprehensive loss	(1,117)	(7,694)

Net loss	(797)	(7,746)
Less dividends to Series A convertible preferred stockholders	(1,239)	—
Less dividends to Series B convertible preferred stockholders	—	(806)
Net loss attributable to common stockholders	$(2,036)	$(8,552)

Net loss per common share:
Basic and Diluted	$(0.04)	$(0.32)
Weighted-average common shares outstanding:
Basic and Diluted	54,315,736	26,931,186

Dividends declared per Series A convertible preferred share	$1.91	$—
Dividends declared per Series B convertible preferred share	$—	$12.50

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Three Months Ended March 31,
	2018		2017		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%
REVENUE(1):
Freight	$104,513	72.1	$63,975	78.7	$40,538	63.4
Brokerage	22,998	15.9	9,098	11.2	13,900	152.8
Logistics	713	0.5	—	*	713	*
Fuel surcharge	16,784	11.6	8,231	10.1	8,553	103.9
Total revenue	145,008	100.0	81,304	100.0	63,704	78.4

OPERATING EXPENSES(1):	138,045	95.2	77,425	95.2	60,620	78.3
Operating ratio	95.2%		95.2%
Adjusted operating ratio	94.2%		92.9%
INCOME FROM OPERATIONS	$6,963	4.8	$3,879	4.8	$3,084	79.5

OPERATING STATISTICS:
Total miles	57,858,785		37,440,887		20,417,898	54.5
Company-operated tractors, at quarter-end	1,128		1,177		(49)	(4.2)
Owner-operated tractors, at quarter-end	1,510		445		1,065	239.3
Number of trailers, at quarter-end	4,536		2,936		1,600	54.5

Company-operated tractors, average for the quarter	1,147		1,187		(40)	(3.4)
Owner-operated tractors, average for the quarter	1,430		432		998	231.0

*      indicates not meaningful.

(1)   Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Three Months Ended March 31,
	2018		2017		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%
REVENUE(1):
Freight	$137,509	74.4	$62,974	78.1	$74,535	118.4
Brokerage	23,191	12.5	11,771	14.6	11,420	97.0
Logistics	10,036	5.4	—	*	10,036	*
Fuel surcharge	14,152	7.7	5,928	7.3	8,224	138.7
Total revenue	184,888	100.0	80,673	100.0	104,215	129.2

OPERATING EXPENSES(1):	179,743	97.2	79,666	98.8	100,077	125.6
Operating ratio	97.2%		98.8%
Adjusted operating ratio	94.8%		98.2%
INCOME FROM OPERATIONS	$5,145	2.8	$1,007	1.2	$4,138	410.9

OPERATING STATISTICS:
Total miles	51,473,154		24,639,862		26,833,292	108.9
Company-operated tractors, at quarter-end	2,021		1,091		930	85.2
Owner-operated tractors, at quarter-end	552		215		337	156.7
Number of trailers, at quarter-end	7,147		3,387		3,760	111.0

Company-operated tractors, average for the quarter	2,032		1,095		937	85.6
Owner-operated tractors, average for the quarter	553		214		339	158.4

*     indicates not meaningful.

(1)  Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(Unaudited)

(In thousands)

	Three Months Ended March 31,
(In thousands)	2018	2017
Net loss	$(797)	$(7,746)
Depreciation and amortization	25,182	16,315
Interest income	(442)	(4)
Interest expense	10,337	5,896
Write-off of unamortized deferred financing fees	—	3,883
Income tax benefit	(382)	(2,770)
Acquisition-related transaction expenses	440	445
Stock based compensation	886	—
Expenses related to the Business Combination and related transactions	—	1,553
Tractor operating lease charges	4,543	3,812
Adjusted EBITDAR	$39,767	$21,384
Less tractor operating lease charges	(4,543)	(3,812)
Adjusted EBITDA	$35,224	$17,572
Net capital expenditures	(1,712)	(39)
Free cash flow	$33,512	$17,533

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Flatbed

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2018	2017
Total revenue(1)	$145,008	$81,304
Fuel surcharge	16,784	8,231
Operating revenue, net of fuel surcharge	$128,224	$73,073

Total operating expenses	$138,045	$77,425
Fuel surcharge	16,784	8,231
Net impact of step-up in basis of acquired assets	451	1,332
Adjusted operating expenses	$120,810	$67,862

Operating ratio	95.2%	95.2%
Adjusted operating ratio	94.2%	92.9%

(1)  Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc.  and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Specialized

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2018	2017
Total revenue(1)	$184,888	$80,673
Fuel surcharge	14,152	5,928
Operating revenue, net of fuel surcharge	$170,736	$74,745

Total operating expenses	$179,743	$79,666
Fuel surcharge	14,152	5,928
Net impact of step-up in basis of acquired assets	3,680	370
Adjusted operating expenses	$161,911	$73,368

Operating ratio	97.2%	98.8%
Adjusted operating ratio	94.8%	98.2%

(1)  Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA and Acquisition Adjusted Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended	Acquisition Adjusted Three months ended
(In thousands)	2018	2017
Net loss	$(797)	$(3,150)
Depreciation and amortization	25,182	24,450
Interest income	(442)	(4)
Interest expense	10,337	6,712
Write-off of unamortized deferred financing fees	—	3,883
Income tax benefit	(382)	(2,502)
Acquisition-related transaction expenses	440	445
Stock based compensation	886	—
Expenses related to the Business Combination and related transactions	—	1,553
Adjusted EBITDA	$35,224	$31,387